Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL 2016 THIRD QUARTER

•	Net Earnings per Diluted Share of $.85
•	Net Sales of Approximately $3.0 Billion, 0.1% Increase from Prior Year Quarter
•	Comparable Sales Decrease of Approximately 1.4%
•	Board of Directors Declares Quarterly Dividend of $.125 Per Share
•	Fiscal 2016 Net Earnings per Diluted Share Modeled to be at the Low End of Range Previously Described

UNION, New Jersey, December 21, 2016 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the third quarter of fiscal 2016 ended November 26, 2016.

Third Quarter Results

For the third quarter of fiscal 2016, the Company reported net earnings of $.85 per diluted share ($126.4 million) compared with $1.09 per diluted share ($177.8 million) for the third quarter of fiscal 2015. Net sales for the third quarter of fiscal 2016 were approximately $2.955 billion, an increase of approximately 0.1% from net sales of approximately $2.952 billion reported in the third quarter of fiscal 2015. Comparable sales in the third quarter of fiscal 2016 decreased by approximately 1.4%, compared with a decrease of approximately 0.4% in last year’s fiscal third quarter. Comparable sales from customer-facing digital channels grew in excess of 20% while comparable sales from stores declined in the low single-digit percentage range during the third quarter of fiscal 2016.

Capital Allocation

The Company’s Board of Directors has declared a quarterly dividend of $.125 per share, to be paid on April 18, 2017 to shareholders of record at the close of business on March 17, 2017.

During the third quarter of fiscal 2016, the Company repurchased approximately $76 million of its common stock, representing approximately 1.8 million shares, under its existing $2.5 billion share repurchase program. As of November 26, 2016, the program had a remaining balance of approximately $1.9 billion, and is expected to be completed sometime in fiscal 2020.

Fiscal 2016 Outlook

Bed Bath & Beyond Inc.’s conference call with analysts and investors will be held today at 5:00 pm (ET). During this call, the Company plans to review some of its financial planning assumptions for fiscal 2016.

Based on these planning assumptions, which reflect actual results through the fiscal third quarter, including One Kings Lane, Inc., and PersonalizationMall.com since their dates of acquisition, and recent business conditions, the Company models its fiscal 2016 net earnings per diluted share to be at the low end of the $4.50 to just over $5.00 range that it has earned over the past several years, during a heavy investment phase. This is the historical range of net earnings per diluted share that the Company described in previous earnings press releases.

One Kings Lane, Inc. is excluded from the comparable sales calculation and will continue to be excluded until a point following the anniversary of the acquisition, after the re-platforming of One Kings Lane, Inc.’s systems and integration of its support services have been in place to allow for a meaningful comparison of One Kings Lane, Inc.’s sales over the prior period. PersonalizationMall.com is also excluded from the comparable sales calculation and will continue to be excluded until after the anniversary of the acquisition.

Fiscal 2016 Third Quarter Conference Call

The Company’s fiscal 2016 third quarter conference call may be accessed by dialing 1-888-771-4371, or if international, 847-585-4405, using conference ID number 43897412. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 43897412. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online, with a mobile device or through a contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design offering a unique collection of select home goods, designer and vintage items; and PersonalizationMall.com, an industry-leading online retailer of personalized products. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, harmondiscount.com, ofakind.com, onekingslane.com, personalizationmall.com, harborlinen.com and t-ygroup.com. As of November 26, 2016, the Company had a total of 1,541 stores, including 1,021 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 278 stores under the names of World Market, Cost Plus World Market or Cost Plus, 111 buybuy BABY stores, 79 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 52 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal third quarter, the Company opened five Bed Bath & Beyond stores, four buybuy BABY stores and one Harmon Face Values store, and closed eight Bed Bath & Beyond stores. In addition, the Company is a partner in a joint venture which operates eight stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth                   (908) 613-5820

 BED BATH & BEYOND INC. AND SUBSIDIARIES

 Consolidated Statements of Earnings

 (in thousands, except per share data)

  (unaudited)

	Three Months Ended		Nine Months Ended

	November 26,	November 28,	November 26,	November 28,
	2016	2015	2016	2015

Net sales	$2,955,484	$2,952,031	$8,681,803	$8,685,995

Cost of sales	1,862,710	1,836,720	5,448,544	5,385,601

Gross profit	1,092,774	1,115,311	3,233,259	3,300,394

Selling, general and administrative expenses	881,491	822,453	2,527,977	2,384,073

Operating profit	211,283	292,858	705,282	916,321

Interest expense, net	18,254	18,052	52,768	63,006

Earnings before provision for income taxes	193,029	274,806	652,514	853,315

Provision for income taxes	66,605	96,990	236,136	315,370

Net earnings	$126,424	$177,816	$416,378	$537,945

Net earnings per share - Basic	$0.86	$1.10	$2.78	$3.26
Net earnings per share - Diluted	$0.85	$1.09	$2.76	$3.22

Weighted average shares outstanding - Basic	147,643	162,005	149,842	165,267
Weighted average shares outstanding - Diluted	148,583	163,582	150,950	167,116

Dividends declared per share	$0.125	$-	$0.375	$-

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 26,	November 28,
	2016	2015

Assets

Current assets:
Cash and cash equivalents	$473,006	$490,737
Merchandise inventories	3,268,569	3,219,667
Other current assets	528,547	480,132

Total current assets	4,270,122	4,190,536

Long term investment securities	86,404	74,666
Property and equipment, net	1,769,061	1,686,632
Goodwill	709,400	487,166
Other assets	397,814	396,013

	$7,232,801	$6,835,013

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,621,432	$1,402,968
Accrued expenses and other current liabilities	581,640	467,654
Merchandise credit and gift card liabilities	304,319	317,430
Current income taxes payable	-	4,327

Total current liabilities	2,507,391	2,192,379

Deferred rent and other liabilities	542,624	504,469
Income taxes payable	76,316	81,390
Long term debt	1,491,487	1,491,021

Total liabilities	4,617,818	4,269,259

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 339,524 and 337,554 shares, respectively;
outstanding 150,315 and 163,587 shares, respectively	3,395	3,376
Additional paid-in capital	1,956,594	1,866,071
Retained earnings	10,753,801	10,091,321
Treasury stock, at cost; 189,209 and 173,967 shares, respectively	(10,044,058)	(9,341,450)
Accumulated other comprehensive loss	(54,749)	(53,564)

Total shareholders' equity	2,614,983	2,565,754

	$7,232,801	$6,835,013

Certain reclassifications have been made to the Fiscal Year 2015 balance sheet to conform to the Fiscal Year 2016 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended

	November 26,	November 28,
	2016	2015

Cash Flows from Operating Activities:

Net earnings	$416,378	$537,945
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	215,164	193,633
Stock-based compensation	54,298	49,848
Excess tax benefit from stock-based compensation	(1,485)	(10,380)
Deferred income taxes	36,857	22,848
Other	(1,090)	740
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(405,198)	(493,054)
Trading investment securities	(15,345)	(6,300)
Other current assets	(127,487)	(124,143)
Other assets	(10,289)	(6,611)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	536,577	288,304
Accrued expenses and other current liabilities	90,595	64,986
Merchandise credit and gift card liabilities	6,408	11,584
Income taxes payable	(73,055)	(60,933)
Deferred rent and other liabilities	20,367	21,465

Net cash provided by operating activities	742,695	489,932

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	-	(16,873)
Redemption of held-to-maturity investment securities	86,240	126,875
Redemption of available-for-sale investment securities	-	28,905
Capital expenditures	(276,436)	(244,255)
Investment in unconsolidated joint venture	(3,318)	-
Payment for acquisitions, net of cash acquired	(200,477)	-

Net cash used in investing activities	(393,991)	(105,348)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	20,258	7,879
Payment of other liabilities	-	(7,646)
Excess tax benefit from stock-based compensation	1,485	10,380
Payment of dividends	(37,358)	-
Repurchase of common stock, including fees	(375,541)	(773,518)

Net cash used in financing activities	(391,156)	(762,905)

Effect of exchange rate changes on cash and cash equivalents	(115)	(6,516)

Net decrease in cash and cash equivalents	(42,567)	(384,837)

Cash and cash equivalents:
Beginning of period	515,573	875,574
End of period	$473,006	$490,737